The Board of Directors
ImClone Systems Incorporated:


     We consent to the incorporation by reference in the registration statements Nos. 33-95860, 333-07339 and 333-21417 on Form S-3 and Nos. 333-10275 and
33-95894 on Form S-8 of ImClone Systems Incorporated of our report dated February 18, 1997, with respect to the balance sheets of ImClone Systems Incorporated as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of ImClone Systems Incorporated dated February 25, 1997.


                                                 /s/ KPMG PEAT MARWICK LLP
                                                 -----------------------------
                                                 KPMG PEAT MARWICK LLP


New York, New York
February 27, 1997